Exhibit 10.1

ADVANCED MICRO DEVICES, INC.

AMENDMENT 2 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment 2 to Amended and Restated Employment Agreement (the “Amendment”) is entered into as of January 20, 2009, between Hector de J. Ruiz (the “Executive”) and Advanced Micro Devices, Inc. (the “Company”).

RECITALS

WHEREAS, on January 31, 2002, the Executive and the Company entered into an Employment Agreement (the “Agreement”) which sets forth the terms of the Executive’s employment with the Company;

WHEREAS, on December 12, 2007, an amendment and restatement to the Agreement was made and entered into by and between the Executive and the Company;

WHEREAS, on July 17, 2008, an amendment to the Agreement was made and entered into by and between the Executive and the Company;

WHEREAS, the parties wish to further amend certain provisions of the Agreement regarding the annual base salary of the Executive pursuant to the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereby agree that the Agreement shall be amended effective as of the February 2, 2009 to the extent necessary to give effect to this Amendment as follows:

1. Section 3 of the Agreement shall be replaced in its entirety with the following language:

“During the Employment Period, you shall receive an annual base salary (the “Annual Base Salary”) of at least $950,000, payable in accordance with AMD’s normal payroll practices. Your Annual Base Salary will be reviewed on an annual basis by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased from time to time, in the discretion of the Compensation Committee. As of the date of this amended Agreement, your Annual Base Salary is $1,124,000. Effective as of February 2, 2009, your Annual Base Salary is $899,200. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to you under this Agreement. Annual Base Salary shall not be reduced at any time (including after any such increase), other than as part of an across-the-board salary reduction applicable to other senior officers of AMD. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as adjusted from time to time.”

2. Executive acknowledges and agrees that the salary reduction in this Amendment, effective February 2, 2009, shall not constitute Good Reason, as defined in the Agreement, and Executive shall not be entitled to invoke any rights to a Good Reason termination of employment from the Company solely on account of such reduction.

3. Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

4. This Amendment will be governed by and construed in accordance with the laws of the State of California without reference to conflict of laws provisions.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

ADVANCED MICRO DEVICES, INC.

By:	/s/ Bruce L. Claflin
Bruce L. Claflin
Chairman, Compensation Committee of the Board of Directors

EXECUTIVE

Signature:	/s/ Hector de J. Ruiz
Hector de J. Ruiz